Exhibit 99.1

Wireless M2M Solutions for Enterprise Assets

FOR IMMEDIATE RELEASE

CONTACTS:	For Investors	For Trade Media
	Matt Glover/Michael Koehler	Todd Felker
	Liolios Group, Inc.	Executive Vice President
	IDSY@liolios.com	tfelker@id-systems.com
	(949) 574-3860	(972) 398-7303

I.D. Systems Receives Three-Year Contract Extension with a Potential Value of up to $14 Million from Walmart for Transportation Asset Management Systems

Woodcliff Lake, NJ, November 18, 2014—I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless M2M asset management solutions, has executed a three-year extension of its contract with Walmart Stores, Inc. (NYSE: WMT) to provide VeriWise™ trailer tracking and management services for Walmart’s fleet of cargo trailers. The contract extension, which runs through October, 2017, has a maximum aggregate value of approximately $14 million.

“Walmart has been a longtime customer of I.D. Systems, for both our Transportation Asset Management and Vehicle Management Systems,” said Kenneth Ehrman, I.D. Systems’ chairman and CEO. “We are delighted to continue our strong relationship with the world’s largest retailer.”

About VeriWise™ Transportation Asset Management Solutions

VeriWise asset tracking systems combine sensor, wireless, and web technologies to provide real-time visibility and control of trailers and their cargo. The systems automatically identify, analyze, and respond to critical transportation issues to improve the efficiency and security of logistics operations.

VeriWise Dry Van is an advanced trailer monitoring system with patented full-length cargo detection sensors and solar charging technology. The system reports reliable, uninterrupted trailer location and loaded/ unloaded status—even if the trailer is disconnected from tractor power for an extended period—designed for faster trailer turns, increased asset utilization, improved cargo security, and optimal fleet efficiency.

VeriWise Intermodal container management system helps increase asset utilization and reduce transit cycle times. The system enables visibility and control of containers from the seaport to the rail yard and ultimately to the final destination, marking loading and unloading events, which helps increase shipments and revenue per container.

VeriWise Chassis tracking system provides visibility to chassis location and loaded/unloaded status. The system also captures gate times/locations and container mount times/locations to start and stop the billing clock, resulting in increased data reliability and more accurate billing.

VeriWise Reefer is a refrigerated trailer management solution, which has been integrated with both Thermo King and Carrier, the world’s leading reefer manufacturers. It allows users to manage temperature set points remotely and react to problems quickly, with real-time alerts based on automatic exception data analysis.

VeriWise Track & Trace is a low-cost, easy-to-deploy, asset tracking system that provides real-time data to improve the efficiency and security of trailer and container fleets. It is designed for quick, easy, flexible installation on a wide range of cargo-carrying assets, with patented power management technology to provide exceptionally long battery life and years of maintenance-free operation.

About I.D. Systems and Asset Intelligence

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems, Inc. is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information about I.D. Systems, please visit www.id-systems.com.

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Wireless M2M Solutions for Enterprise Assets

Asset Intelligence, an I.D. Systems subsidiary based in Plano, Texas, is a leading provider of trailer and container tracking solutions for manufacturers, retailers, shippers and freight transportation providers. It offers a full range of solutions to improve safety, security and productivity throughout global supply chains.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include: statements regarding prospects for additional customers; market forecasts; projections of earnings, revenues, potential contract values, estimated product shipment dates, synergies, accretion or other financial information; initiatives for new products and processes, and plans, strategies, objectives, and initiatives of management for future operations. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, I.D. Systems. Unless otherwise required by applicable law, I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

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